SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AUGUST 6, 1999
                                (Date of Report)

                              AVIS RENT A CAR, INC.
             (Exact Name of Registrant As Specified In Its Charter)

        DELAWARE                    1-13315                  11-3347585
  (State of Incorporation)   (Commission File Number)     (I.R.S. Employer
                                                         Identification No.)


      900 Old Country Road                                     11530
         Garden City, NY                                     (Zip Code)
(Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (516) 222-3000

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

          Not applicable

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          Not applicable

ITEM 3.   BANKRUPTCY OR RECEIVERSHIP.

          Not applicable

ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

          Not applicable

ITEM 5.   OTHER EVENTS.

          On June 30, 1999, Avis Fleet Leasing and Management Corporation ("Avis Fleet"), a wholly-owned subsidiary of Avis Rent A Car, Inc. ("Avis Rent A Car"), acquired the vehicle management and fuel card businesses of Cendant Corporation and its subsidiaries (collectively "Cendant"). These businesses (collectively, "VMS") were, prior to their acquisition by Avis Fleet (the "VMS Acquisition"), operated through Cendant's PHH subsidiaries in the United States and Canada, Cendant's PHH subsidiaries in Europe, and Wright Express Corporation ("WEX") in the United States. On July 15, 1999, Avis Rent A Car filed a Current Report on Form 8-K (the "July 15 8-K") which described the VMS Acquisition and included as an exhibit thereto the following VMS financial statements: Audited Combined Financial Statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 (the "VMS Audited Combined Financial Statements") and Unaudited Condensed Combined Financial Statements as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 (together with the VMS Audited Combined Financial Statements, the "VMS Historical Financial Statements").

          The following sets forth management's discussion and analysis of the VMS Historical Financial Statements as well as a discussion of the liquidity and capital resources requirements of Avis Rent A Car and its subsidiaries, including VMS (collectively "New Avis"), and certain other matters.

RESULTS OF OPERATIONS

          Harpur Acquisition. In January 1998, Cendant completed the acquisition of The Harpur Group Limited ("Harpur"), a leading vehicle management company in the United Kingdom. When acquired, Harpur had outstanding over 390,000 fuel cards which were used to purchase over 185 million gallons of fuel during 1997. Harpur's processing and support services have been fully integrated into the VMS platform. The acquisition was accounted for as a purchase and, accordingly, the operating results of Harpur have been included in the VMS Historical Financial Statements since the date of acquisition.

          VMS-Paymentech Transaction. In January 1997, VMS sold one-half of its interest in PHH Paymentech LLC ("Paymentech") to Paymentech Inc. resulting in a gain of $17.5 million. Paymentech included all of the card businesses of PHH Vehicle Management Services Corporation. The entity was operated as a joint venture with each party maintaining a 50% interest and was reflected in the 1997 VMS Historical Financial Statements under the equity method of accounting. In December 1997, Cendant purchased the 50% interest from Paymentech Inc. in order to allow Cendant to evaluate other structuring possibilities with its portfolio of card businesses. The 1998 VMS Historical Financial Statements include 100% of the operations of Paymentech.

          Merger Related Costs and Other Unusual Charges. In connection with the merger of PHH Corporation and HFS Incorporated in the second quarter of 1997 and the merger of HFS Incorporated with CUC International, Inc. in the fourth quarter of 1997 (the "Mergers"), VMS incurred $61.1 million of merger-related costs and other unusual charges. Management initiated a plan to continue the downsizing of fleet operations by providing for job reductions and eliminating unprofitable products.

          Personnel-related charges included termination benefits such as severance, medical and other benefits as well as retirement benefits (pursuant to pre-existing contracts) resulting from a change in control. Business termination charges of $55 million represented costs to exit certain activities including: (i) a $30 million payment to terminate a relationship with a third-party associated with certain credit card operations and (ii) a $25 million goodwill impairment loss recorded as a result of abandoning certain unprofitable closed-end leasing activities. The plan was substantially completed by December 31, 1997. At December 31, 1997, the remaining liability of approximately $2.1 million represented severance payments, which were paid in 1998 with the excess liability of approximately $1.3 million reversed in the second quarter of 1998 as the plan was completed. See Note 3 to the VMS Audited Combined Financial Statements.

          Cendant Services. Prior to the VMS Acquisition, VMS was wholly owned by Cendant. During this period, Cendant provided VMS with certain administrative functions, such as risk management, treasury, legal, payroll, human resources, certain information technology and taxes. Cendant has agreed to continue providing certain of these services to Avis Rent A Car and its subsidiaries for a limited period of time. Thereafter, Avis Rent A Car and its subsidiaries will either perform these services internally or obtain them from one or more third-party providers.

          The following table sets forth, for the periods indicated, certain items included in VMS' statements of operations (dollars in thousands):


                                                                         Years ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                      Percentage of                      Percentage                     Percentage
                                           1996       Revenue               1997         of Revenue          1998       of Revenue
Revenue
  Fleet leasing revenue                 $1,128,495                     $1,187,193                        $1,286,896
  Fleet management services                167,512                        184,047                           182,356
  Other                                     61,032                         81,455                           135,811
                                         ---------                     ----------                        ----------
    Total revenue                        1,357,039         100.0%       1,452,695           100.0%        1,605,063         100.0%
Expenses
  Depreciation on leased vehicles          912,830          67.3          953,551            65.6         1,015,511          63.3
  Interest expense                         167,687          12.4          177,149            12.2           183,560          11.4
  Selling, general and
    administrative expenses                193,822          14.3          211,123            14.6           232,724          14.5
  Depreciation and
    amortization on assets other
    than leased vehicles                    16,585           1.2           14,943             1.0            25,680           1.6
  Merger-related costs (credits)                --          --             61,090             4.2            (1,280)         (0.1)
                                         ---------          ----       ----------            ----        ----------          ----
    Total expenses                       1,290,924          95.1        1,417,856            97.6         1,456,195          90.7
                                         ---------          ----       ----------            ----        ----------          ----
Income before income taxes                  66,115           4.9           34,839             2.4           148,868           9.3
Provision for income taxes                  25,323           1.9           23,649             1.6            55,800           3.5
                                        ----------          ----       ----------            ----        ----------          ----
Net income                              $   40,792           3.0%      $   11,190             0.8%        $  93,068           5.8%
                                        ==========          ====       ==========            ====         =========          ====



                                                 Three Months ended March 31,
                                     ----------------------------------------------------
                                                 Percentage                    Percentage
                                       1998      of Revenue         1999       of Revenue


Revenue
  Fleet leasing revenue              $312,126                    $317,992
  Fleet management services            49,689                      50,694
  Other                                29,490                      31,567
                                     --------                    --------
    Total revenue                     391,305        100.0%       400,253          100.0%
Expenses
  Depreciation on leased vehicles     249,384         63.7        253,743           63.4
  Interest expense                     43,183         11.1         46,457           11.6
  Selling, general and
    administrative expenses            55,425         14.2         63,569           15.9
  Depreciation and
    amortization on assets other
    than leased vehicles                6,341          1.6          7,332            1.8
  Merger-related costs (credits)         --           --             --               --
                                     --------        -----       --------          ------
    Total expenses                    354,333         90.6        371,101           92.7
                                     --------        -----       --------          ------
Income before income taxes             36,972          9.4         29,152            7.3
Provision for income taxes             13,857          3.5         11,002            2.8
                                     --------        -----       --------          ------
Net income                            $23,115          5.9%       $18,150            4.5%
                                     ========        =====        =======           =====



COMPARISON OF THREE-MONTH PERIOD ENDED MARCH 31, 1999 AND 1998

          Revenues. VMS's revenues for the three-month period ended March 31, 1999 increased 2.3% from $391.3 million in the three month period ended March 31, 1998 to $400.3 million. Vehicles under management remained stable, growing 1% from 761,000 in the 1998 period to 767,000 in the 1999 period; while fuel and maintenance cards outstanding grew 19% from 3.7 million to 4.4 million, primarily in the United Kingdom and at WEX.

          Fleet leasing revenues increased 1.9% in the three-month period ended March 31, 1999 from $312.1 million in the comparable period in 1998 to $318.0 million. The largest portion of the increase was due to higher depreciation and interest pass-through costs on operating leases, which increased 2.7% to $299.4 million. VMS' leased vehicles increased 5.1% to 356,467 units.

          Fleet management services revenues increased 2.0% in the three-month period ended March 31, 1999 from $49.7 million in the comparable period in 1998 to $50.7 million. Volume increases led to a 21% increase in vehicle maintenance assistance revenue and a 31% increase in accident and risk management revenue. The increase was offset in part by a $2.2 million decrease in revenues from closed-end used car dispositions in the United Kingdom as a loss of $1.8 million was realized in the first quarter of 1999 versus a $0.4 million gain in the first quarter of 1998.

          Other revenue increased 7.0% to $31.6 million due to unit increases in the fuel card product line. WEX's fuel cards increased 26% while the PHH proprietary fuel card increased 12%. This increase was partially offset by lower revenue per card due to lower fuel prices. In the United States, the average price of a gallon of fuel dropped from $1.11 in the first three months of 1998 to $1.01 in the first three months of 1999.

          Expenses. Total expenses (including interest) for the three-month period ended March 31, 1999, increased 4.7% from $354.3 million to $371.1 million. Expenses generally increased due to higher volumes.

          Selling, general and administrative expenses increased $8.1 million to $63.6 million. This increase is due to higher transaction volumes across all product lines.

          Vehicle depreciation on leased assets for the three month period ended March 31, 1999, increased 1.8% from $249.4 million to $253.7 million. The increase reflects higher lease billings resulting in part from higher volumes.

          Total interest cost for the three-month period ended March 31, 1999, increased 7.6% from $43.2 million to $46.5 million. Despite relatively flat interest rates, total interest costs increased due to PHH Corporation's commercial paper rating downgrade to A2/P2 as of October 1998. Most of this increased cost could not be passed through to customers.

          Net Income. Net income for the three-month period ended March 31, 1999 decreased 21.5% from $23.1 million to $18.2 million. The decrease was primarily driven by two factors: (i) interest expense grew at a faster rate than interest income due to VMS' inability to pass-through the higher interest costs resulting from PHH Corporation's debt rating downgrade and (ii) the pre-tax loss of $1.8 million generated by the United Kingdom on its residual realization on contract hire units (closed-end leases in the United Kingdom).

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 AND 1997

          Revenues. VMS' revenues increased 10.5% from $1.5 billion in 1997 to $1.6 billion in 1998. The increase was due primarily to the continued growth in all major product lines and the inclusion of the Harpur revenues. Vehicles under management increased from 664,000 units in 1997 to 779,000 units in 1998. Additionally, total cards increased from 2.7 million to 3.6 million in 1998 due to increased growth in both the United Kingdom and at WEX and from the addition of approximately 400,000 Harpur cards.

          Fleet leasing revenues increased 8.4% from $1.2 billion in 1997 to $1.3 billion in 1998. The largest portion of the increase was due to higher depreciation and interest pass-through costs on open-end leases due to higher volumes, which increased 6.0%, to $1.2 billion. Additionally, contract hire revenues in the United Kingdom increased 111% to $18.3 million due to volume increases.

          Fleet management services revenues decreased 0.9% from $184.0 million in 1997 to $182.4 million in 1998. Excluding the effects of a $17.5 million gain from the sale of 50% of Paymentech recorded in 1997 and a $10.3 million deterioration in closed-end used car revenues as a loss of $4.4 million was realized in 1998 versus a gain of $5.9 million in 1997, fleet management services revenues increased due to accounting for Paymentech as a consolidated subsidiary in 1998 (versus the equity method in 1997) and growth in fee based revenues.

          Other revenues increased 66.7% from $81.5 million in 1997 to $135.8 million in 1998. The principal factors driving the increase were the inclusion of $31.7 million of revenues from the Harpur acquisition, the increase in WEX revenues of $8.6 million and increases in the U.K. fuel card business.

          Expenses. Total expenses increased 2.7% from $1.4 billion in 1997 to $1.5 billion in 1998.

          Total pass-through costs of depreciation on leased vehicles and interest expense increased $67.8 million from $1.1 billion in 1997 to $1.2 billion in 1998. The increases were related to higher volumes as leased units in the United Kingdom increased 37% to approximately 51,000 units and leased units in North America increased 4.4% to approximately 303,000 units. These pass-through costs decreased as a percentage of fleet leasing revenues from 95.0% of revenues in 1997 to 92.9% of revenues in 1998.

          Selling, general and administrative expenses increased 10.2% from $211.1 million in 1997 to $232.7 million in 1998. The increase resulted from three major factors: (i) the inclusion of $10.9 million of Harpur expenses in 1998, (ii) the consolidation of PHH Paymentech LLC in 1998 versus the accounting under the equity method in 1997 resulting in a $20.9 million increase, and (iii) a decrease in the corporate overhead allocated from PHH Corporation and Cendant from $18.9 million in 1997 to $7.0 million in 1998.

          Depreciation and amortization on assets other than leased vehicles increased 71.9% from $14.9 million in 1997 to $25.7 million in 1998. Increased capital expenditures in certain key operating systems centered in the United Kingdom and WEX were the principal factors contributing to the increase.

          Merger-related expenses decreased in 1998 as charges related to the Mergers were recorded in 1997. The credit reflected in 1998 resulted from changes in estimates.

          Net Income. VMS' net income for the year ended December 31, 1998 increased 732% from $11.2 million to $93.1 million, compared to the same period in 1997. The increase reflects higher revenues due to volume increases and the impact of the merger-related expenses recognized in 1997.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 AND 1996

          Revenues. VMS' revenues increased 7.0% from $1.4 billion in 1996 to $1.5 billion in 1997. The increase is due to growth in all major product lines. Strong card growth in both the United Kingdom and WEX resulted in total cards increasing from 2.3 million to 2.7 million in 1997.

          Fleet leasing revenues increased 5.2% from $1.1 billion in 1996 to $1.2 billion in 1997. The largest increase was due to higher depreciation and interest pass-through costs on the open-end leases in North America. Total leased vehicles increased from 316,000 units in 1996 to 327,000 units in 1997.

          Fleet management services revenues increased 9.9% from $167.5 million in 1996 to $184.0 million in 1997. The increase due to the gain from the sale of 50% of Paymentech recorded in January, 1997 of $17.5 million was offset by the decrease in revenues of approximately $21 million resulting from Paymentech being accounted for under the equity method by VMS in 1997. Excluding these offsetting effects, the growth resulted from increases in the major fee based service offerings including accident management and maintenance in both North America and Europe.

          Other revenues increased 33.5% from $61.0 million in 1996 to $81.5 million in 1997. Strong growth in both the European and WEX fuel card businesses were the primary factors in the increase as each generated in excess of 30% growth in revenues for the product.

          Expenses. Total expenses increased 9.8% from $1.3 billion in 1996 to $1.4 billion in 1997. Merger-related expenses of $61.1 million in 1997 related to the merger of PHH Corporation and HFS Incorporated was the principal increase.

          Total pass-through costs of depreciation on leased vehicles and interest expense increased $50.2 million to $1.1 billion. The increase was due principally to the 3.5% increase in the number of leased units. These pass-through costs decreased as a percentage of fleet leasing revenues from 95.7% of revenues in 1996 to 95.0% of revenues in 1997.

          Selling, general and administrative expenses increased 8.9 % from $193.8 million in 1996 to $211.1 million in 1997. The increases were related to two factors: (1) an $11.9 million increase in corporate overhead allocated from PHH Corporation and Cendant from $7.0 million in 1996 to $18.9 million in 1997, and (2) increases in volume-related expenses.

          Depreciation and amortization on assets other than leased vehicles decreased 9.9% from $16.6 million in 1996 to $14.9 million in 1997. The decrease resulted principally from lower amortization of goodwill due to the merger write-off of $25 million of goodwill in 1997 and lower depreciation on capitalized systems.

          Merger-related expenses totaled $61.1 million in 1997. The principal components of the charge were a $30 million payment to terminate a relationship with a third-party associated with certain credit card operations and a $25 million goodwill impairment loss recorded as a result of abandoning certain unprofitable closed-end leasing activities. There were no merger-related expenses in 1996.

          Net Income. VMS' net income for the year ended December 31, 1997 decreased 72.6% from $40.8 million to $11.2 million, compared to the same period in 1996. The merger-related expenses of $61.1 million pre-tax were the singular cause of the decrease.

LIQUIDITY AND CAPITAL RESOURCES

          New Avis' operations are expected to be funded by cash provided by operating activities and by financing arrangements maintained by New Avis in the markets in which it operates. New Avis' primary use of funds will be for the acquisition of new vehicles. In the first quarter of 1999, pro forma for the VMS Acquisition, New Avis' expenditures for new vehicles would have been approximately $1.8 billion and proceeds from the disposition of used vehicles would have been approximately $834 million. In 1998, pro forma for the VMS Acquisition, New Avis' expenditures for new vehicles would have been approximately $6.8 billion and proceeds from the disposition of used vehicles would have been approximately $3.8 billion. For 1999, management expects New Avis' expenditures for new vehicles (net of proceeds from the disposition of used vehicles) to be higher than in 1998. Since the late 1980's, Avis Rent A Car and its subsidiaries other than VMS (collectively, "Avis") have acquired vehicles primarily pursuant to vehicle manufacturer repurchase programs ("Repurchase Programs"). Repurchase prices under the Repurchase Programs are based on either (1) a specified percentage of original vehicle cost determined by the month the vehicle is returned to the manufacturer or (2) the original capitalization cost less a set daily depreciation amount. These Repurchase Programs limit residual risk with respect to vehicles purchased under the programs. This enables management to better estimate depreciation expense in advance. VMS has historically not participated in Repurchase Programs and management does not expect to do so in the future. Generally, customers with open-end leases, which made up approximately 85% of VMS' lease portfolio in 1998, bear the residual risk with respect to their vehicles, whereas with respect to closed-end leases, which made up approximately 15% of VMS' lease portfolio, the lessor bears such residual risk. Avis and VMS have established methods for disposition of used vehicles that are not covered by Repurchase Programs.

          Historically, Avis' financing requirements for vehicles have typically reached an annual peak during the second and third calendar quarters, as fleet levels build in response to increased rental demand during that period. The typical low point for cash requirements occurs during the end of the fourth quarter and the beginning of the first quarter, coinciding with lower levels of vehicle and rental demand. Management expects that this pattern will continue with the addition of VMS, whose cash requirements have historically been relatively consistent over the course of a given year.

          Management expects that cash flows from operations and funds from available credit facilities will be sufficient to meet New Avis' anticipated cash requirements for operating purposes for the next twelve months. Avis' customer receivables also provide liquidity with approximately 11 days of daily sales outstanding.

          Pro forma for the VMS Acquisition, New Avis would have made capital investments for property improvements totaling $15.9 million for the first quarter of 1999, compared to $14.0 million for the same period in 1998. Capital investments for property improvements and equipment would have been $88.1 million in 1998, and management estimates that such expenditures will total approximately $78.2 million in 1999.

          Pro forma for the VMS Acquisition, a substantial portion of New Avis' debt is expected to be interest rate sensitive. Management has, however, developed an interest rate management policy, including a target mix for average fixed rate and floating rate indebtedness on a consolidated basis. However, an increase in interest rates may have a material adverse impact on New Avis' profitability.

          New Avis incurred substantial indebtedness and preferred stock requirements in connection with the VMS Acquisition and related transactions (collectively, the "Transactions"). As of March 31, 1999 after giving pro forma effect to the Transactions, New Avis would have had $8.2 billion of indebtedness (including $6.7 billion relating to vehicle indebtedness) and $362 million liquidation preference relating to the preferred stock of Avis Fleet issued as part of the VMS acquisition consideration. Following the Transactions, New Avis' liquidity requirements will significantly increase, primarily due to increased interest and preferred stock dividend requirements. Had the Transactions occurred on January 1, 1998, non-vehicle interest expense would have been $143.6 million compared with $7.7 million actually incurred. New Avis' debt agreements permit it to incur or guarantee additional indebtedness, subject to certain limitations. In addition, airport concession agreements usually require a guaranteed minimum amount plus contingent fees (which are generally based on revenues). New Avis is committed to make rental payments under noncancelable operating leases relating principally to vehicle rental liabilities and equipment. Future minimum rental commitments under noncancelable operating leases amounted to $491.5 million at March 31, 1999.

          Pro  forma  for  the  VMS   Acquisition,   borrowings  for  New  Avis'
international operations consist mainly of loans obtained from local and international banks. All borrowings for international operations are in the local currencies of the countries in which those operations are conducted. Avis Rent A Car will guarantee only the borrowings of its subsidiary in Argentina. At March 31, 1999, the total debt for New Avis' international operations would have been $1.0 billion. The impact on New Avis' liquidity and financial condition due to exchange rate fluctuations of New Avis' foreign operations is not expected to be material.

          New Avis's credit facility entered into in connection with the VMS Acquisition (the "New Credit Facility") provides for up to $1.35 billion of borrowings in the form of (1) a Revolving Credit Facility in the amount of up to $350.0 million, (2) a $250.0 million Term A Loan, (3) a $375.0 million Term B Loan and (4) a $375.0 million Term C Loan. In connection with the consummation of the VMS Acquisition, Avis Rent A Car borrowed as of June 30, 1999, the full $1.0 billion under the Term A Loan, Term B Loan and Term C Loan and $73.0 million under the Revolving Credit Facility. Approximately $95.0 million was available under the New Credit Facility as of June 30, 1999 to fund liquidity requirements after giving effect to the Transactions. The loans under the New Credit Facility bear interest at variable rates at fixed margin above either The Chase Manhattan Bank's alternative base rate or the Eurodollar rate. The New Credit Facility is guaranteed by each U.S. subsidiary of Avis Rent A Car, including Avis Fleet, but excluding any insurance subsidiaries, banking subsidiaries, and securitization or other vehicle financing subsidiaries. All borrowings by Avis Rent A Car under the New Credit Facility are secured by a first-priority perfected lien on substantially all of the tangible and intangible assets of Avis Rent A Car and each guarantor under the New Credit Facility excluding assets that secure New Avis' fleet financing facilities, and by a pledge of all of the capital stock of each of Avis Rent A Car's U.S. subsidiaries and 65% of the capital stock of its first tier non-U.S. subsidiaries.

          In connection with the VMS Acquisition, New Avis issued $500,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2009 (the "Notes"). The Notes will mature in 2009. Avis Rent A Car's obligation under the Notes are subordinate and junior in right of payment in all existing and future senior indebtedness of Avis Rent A Car, including all indebtedness under the New Credit Facility. The obligations of Avis Rent A Car under the Notes and the indenture governing the Notes (the "Indenture") are guaranteed on a senior subordinated basis by each of Avis Rent A Car's U.S. subsidiaries, other than its banking subsidiaries, insurance subsidiaries and securitization and other vehicle financing subsidiaries which have not guaranteed senior indebtedness of Avis Rent A Car. The New Credit Facility and the Indenture contain numerous financial and operating covenants that limit the discretion of Avis Rent A Car management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of Avis Rent A Car and certain of its subsidiaries to incur additional indebtedness, pay dividends and other distributions, prepay subordinated indebtedness, create liens or other encumbrances make capital expenditures, make certain investments or acquisitions, engage in certain transaction with affiliates, sell or otherwise dispose of assets and merge with other entities and otherwise restrict corporate activities. The New Credit Facility also requires Avis Rent A Car to meet certain financial ratios and tests. The New Credit Facility and the Indenture contain customary events of default.

          Any future acquisitions, joint ventures or other similar transactions will likely require additional capital, and there can be no assurance that such capital will be available to us on acceptable terms.

     The Avis ABS Facility

          Avis has a domestic integrated financing program (the "Avis ABS Facility") that provides for up to $3.9 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the Avis ABS Facility available for vehicles not covered by Repurchase Programs. The Avis ABS Facility provides for the issuance of up to $1.5 billion of asset backed variable funding notes (the "Variable Funding Notes") and $2.4 billion of asset-backed medium term notes are outstanding under the Avis ABS Facility (the "Medium Term Notes"). The Variable Funding Notes and the Medium Term Notes are indirectly secured by, among other things, a first priority security interest in Avis' fleet. The Variable Funding Notes support the issuance by a special purpose company of commercial paper notes that are rated A-1 by Standard & Poor's Ratings Services ("S&P") and P-1 by Moody's Investors Service, Inc. ("Moody's"). $2.25 billion of the Medium Term Notes are guaranteed under a surety bond issued by MBIA and as a result are rated AAA by S&P and Aaa by Moody's. At March 31, 1999, Avis had approximately $3.25 billion of debt outstanding under the Avis ABS Facility. In addition, at March 31, 1999, Avis had approximately $500 million of additional credit available for vehicle purchases.

          Based on current market conditions and Avis' current banking relationships, management expects to fund maturities of the Medium Term Notes either by the issuance of new medium term notes or an increase in the outstanding principal amount of the Variable Funding Notes depending on market conditions at the time the Medium Term Notes mature. However, management cannot be sure that that this will occur.

     The Interim VMS ABS Facility

          Prior to the VMS Acquisition, VMS had approximately $3.5 billion of vehicle-related debt. New Avis refinanced this debt through an interim $3.6 billion financing program (the "Interim VMS ABS Facility" and, together with the Avis ABS Facility, the "ABS Facilities") supported by leases and vehicles owned by VMS and initially consisting of (1) up to $2.6 billion of variable funding asset-backed notes supported by U.S. leases and vehicles, (2) up to $236 million of asset-backed preferred membership interests supported by U.S. leases and vehicles and (3) an advance of up to $830 million under an asset-backed facility to PHH Europe guaranteed by various PHH Europe entities and supported by all of the assets of such entities, each of which have been placed with one or more multi-seller commercial paper conduits. New Avis intends to refinance a significant portion of the Interim VMS ABS Facility through the issuance of medium-term notes. At June 30, 1999, pro forma for the Transactions, VMS had approximately $3.5 billion of debt outstanding under the Interim VMS ABS Facility.

SEASONALITY

          Avis' third quarter, which covers the peak summer travel months, has historically been its strongest quarter, accounting for approximately 28% and 47% of Avis' rental revenue and pre-tax income from rental operations, respectively, in 1998. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on New Avis' financial condition and results of operations. Avis' fourth quarter is generally its weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of Avis' operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that Avis would have sufficient liquidity under all conditions. Since VMS' business is generally not seasonal, management expects these patterns to continue.

INFLATION

          The increased acquisition cost of vehicles is expected to be the primary inflationary factor affecting New Avis' operations. Many of New Avis' other operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on New Avis' overall operating costs is not expected to be greater for New Avis than for its competitors.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

          A recent pronouncement of the Financial Accounting Standards Board which is not required to be adopted at this date, is Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that any entity recognize all derivatives as either assets or liabilities in the statement of financial position at fair value.

          The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued a Statement of Position No. 98-5, "Accounting for Start-Up Costs" ("SOP No. 98-5"). The SOP requires that all start-up costs should be expensed as incurred, unless the costs incurred were to acquire or develop tangible assets or to acquire intangible assets from a third party. SOP No. 98-5 is effective for fiscal years beginning after December 15, 1998.

          The adoption of SFAS 133 and the SOP No. 98-5 are not expected to have a material effect on New Avis' consolidated financial statements; however Avis Rent A Car has not completed its assessment of the effect on New Avis' consolidated financial statements that will result from the adoption of SFAS No. 133.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

          New Avis' agreements with its various lenders, including the New Credit Facility, the Indenture and the ABS Facilities include a number of significant covenants that, among other things, will restrict New Avis' ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates, and otherwise restrict corporate activities. Certain of these agreements will also require New Avis to maintain specified financial ratios. A breach of any of these covenants or New Avis' inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could declare, among other options, the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing such indebtedness.

YEAR 2000 READINESS DISCLOSURE

     General

          Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. Consequently, these software and computer systems need to be either reprogrammed, upgraded or replaced in order to properly function when Year 2000 arrives.

     Avis

          Avis' state of readiness, contingency plans, Year 2000 costs and possible consequences from Year 2000 problems are as follows:

                           1.       State of Readiness

                  Avis has implemented a comprehensive plan to address the Year 2000 requirements in Avis' mission critical systems. Mission critical systems are those whose failure poses a risk of disruption to Avis's ability to provide vehicle reservation and rental services. Avis' comprehensive plan includes (a) the identification of all mission critical systems and the inventory of all hardware and software affected by the Year 2000; (b) assessment of these systems including prioritization; (c) modification, upgrading and replacement of the affected systems; and (d) testing of the systems. Avis is using both internal and external sources to implement Avis' plan. Avis has completed the remediation of Avis' mission critical systems including the modification, upgrading and replacement of the affected systems. Avis has completed the testing of approximately 70% of these mission critical systems. Avis believes Avis's mission critical systems will be Year 2000 compliant in the summer of 1999.

                  Much of Avis's technology, including technology associated with Avis' mission critical systems, is purchased from third parties. Avis is dependent on those third parties to assess the impact of Year 2000 on the technology they have supplied and to take any necessary corrective action. Avis is monitoring the progress of these third parties and conducting tests to determine whether they have accurately assessed the problem and taken corrective action.

                           2.       Contingency Plans

                  Based upon the progress of Avis' comprehensive plan, Avis expects that it will not experience a disruption of Avis' operations as a result of the change to the Year 2000. However, there can be no assurance that the third parties who have supplied technology used in Avis' mission critical systems will be successful in taking corrective action in a timely manner. Avis is developing contingency plans with respect to certain key technology used in Avis' mission critical systems, which are intended to enable Avis to continue to operate. The contingency plans include performing certain processes manually; repairing systems and changing suppliers if necessary, although there can be no assurance that these contingency plans will successfully avoid service disruption in the reservation and rental of vehicles. Avis believes, that due to the widespread nature of potential Year 2000 issues, the contingency planning process is ongoing, which will require further modifications as we obtain additional information regarding (1) Avis' internal systems and equipment during the remediation and testing phases of Avis' Year 2000 comprehensive plan; and (2) the status of third parties' Year 2000 readiness.

                           3.       Year 2000 Costs

                  Total costs of hardware and software remediation are expected to be $22.3 million. Costs of hardware and software remediation were approximately $3.0 million in 1997, $8.4 million in 1998 and are estimated to be approximately $10.5 million in 1999 and $400,000 in 2000. Costs of hardware and software remediation were approximately $2.5 million for the three months ended March 31, 1999. These estimates include the costs of certain equipment and software for which planned replacement was accelerated due to Year 2000 requirements. In addition, they reflected the cost of redeploying certain internal resources to address the Year 2000 requirements. This estimate assumes that third party suppliers have accurately assessed the compliance of their products and that they will successfully correct the issue in non-compliant products. Because of the complexity of correcting the Year 2000 issue, actual costs may vary from these estimates. Avis expects to finance these costs through internally generated cash flow and existing credit facilities.

                           4.      Possible Consequences from Year 2000 Problems

                  Avis believes that completed and planned modifications and conversions of Avis' internal systems and equipment will allow Avis to be Year 2000 compliant in a timely manner. There can be no assurance, however, that Avis's internal systems or equipment or those of third parties on which we rely will be Year 2000 compliant in a timely manner or that Avis' or third parties' contingency plans will mitigate the effects of any non-compliance. The failure of Avis' systems or equipment or the systems and equipment of third parties (which Avis believes is the most reasonably likely worst case scenario) could effect vehicle reservation and rental operations and could have a material adverse effect on Avis' business or consolidated financial statements.

     VMS

          VMS' state of readiness, contingency plans, Year 2000 costs and possible consequences from Year 2000 problems are as follows:

                           1.       State of Readiness

                  To minimize or eliminate the effect of the Year 2000 risk on VMS' business systems and applications, VMS is continually identifying, evaluating, implementing and testing changes to its computer systems, applications and software necessary to achieve Year 2000 compliance. VMS selected a team of managers to identify, evaluate and implement a plan to bring all of its critical business systems and applications into Year 2000 compliance prior to December 31, 1999. The Year 2000 initiative consists of four phases: (i) identification of all critical business systems subject to Year 2000 risk (the "Identification Phase"); (ii) assessment of such business systems and applications to determine the method of correcting any Year 2000 problems (the "Assessment Phase"); (iii) implementing the corrective measures (the "Implementation Phase"); and (iv) testing and maintaining system compliance (the "Testing Phase"). VMS has substantially completed the Identification and Assessment Phases and has identified and assessed five areas of risk: (i) internally developed business applications; (ii) third party vendor software, such as business applications, operating systems and special function software; (iii) computer hardware components; (iv) electronic data transfer systems between VMS and its customers; and (v) embedded systems, such as phone switches, check writers and alarm systems. VMS believes that substantially all of its systems, applications and related software that are subject to Year 2000 compliance risk have been identified and that it has either implemented or initiated the implementation of a plan to correct such systems that are not Year 2000 compliant. In addition, as part of VMS' assessment process it is developing contingency plans as considered necessary. However, VMS cannot directly control the timing of certain vendor products and in certain situations, exceptions have been authorized. VMS is closely monitoring those situations and intends to complete testing efforts and any contingency implementation efforts prior to December 31, 1999. Although VMS has begun the Testing Phase, it does not anticipate completion of the Testing Phase until sometime prior to December 1999.

                           2.       Contingency Plans

                  VMS believes that its Year 2000 initiative will mitigate any disruptions to its critical business systems and applications. Although VMS is closely monitoring and testing the status of its third party vendors' products, VMS cannot ensure that its vendors will complete their corrective actions in a timely manner. In instances where third party systems and applications are deemed critical, VMS is developing contingency plans to enable it to sustain operations. These plans include: identifying alternative suppliers, replacing automated processes with manual processes, and internally developing programs to mitigate third party systems' Year 2000 problems. The contingency plans cannot guarantee, however, that there will be no disruption in providing vehicle management services to VMS' clients. VMS will continue to monitor and modify the contingency planning process as we obtain additional information on the status of our internal and third party systems.

                           3.       Total Costs

                  The total cost of the VMS Year 2000 compliance plan is anticipated to be $16.7 million. Approximately $11.3 million of these costs had been incurred through December 31, 1998, and VMS expects to incur the balance of such costs to complete the compliance plan. VMS is expensing and capitalizing the costs to complete the compliance plan in accordance with appropriate accounting policies.

                           4.       Possible Consequences

                  VMS relies on third party service providers for services such as telecommunications, internet service, utilities, components for its embedded and other systems and other key services. Interruption of those services due to Year 2000 issues could have a material adverse impact on VMS' operations. VMS initiated an evaluation of the status of such third party service providers' efforts to determine alternative and contingency requirements. While approaches to reducing risks of interruption of business operations vary by business unit, options include identification of alternative service providers available to provide such services if a service provider fails to become Year 2000 compliant within an acceptable time frame prior to December 31, 1999.

In addition, variations from anticipated expenditures and the effect on VMS' future results of operations are not anticipated to be material in any given year. However, if Year 2000 modifications and conversions are not made, including modifications by VMS' third party service providers, or are not completed in time, the Year 2000 problem could have a material impact on VMS' cash flows and financial condition. At this time, VMS believes the most likely worst case scenario involves potential disruptions in its operations as a result of the failure of services provided by third parties.

FORWARD-LOOKING STATEMENTS

          Certain matters discussed in the foregoing management's discussion and analysis that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties including the impact of competitive products and pricing, changing market conditions, our ability and our vendors' ability to complete the necessary actions to achieve a Year 2000 conversion for our computer systems and applications, and other risks which were detailed from time to time in Avis Rent A Car's or VMS' publicly-filed documents, including Avis Rent A Car's Annual Report on Form 10-K for the period ended December 31, 1998 and Avis Rent A Car's Quarterly Report on Form 10-Q for the period ended March 31, 1999. Actual results may differ materially from those projected. These forward-looking statements represent management's judgment as of the date of this Report.

CREATION OF NEW MANAGEMENT POSITIONS

          On August 5, 1999, Avis Rent A Car's Board of Directors created three new management positions. F. Robert Salerno was appointed President and Chief Operating Officer of Avis Rent A Car, Inc. - Car Rental Group, Mark E. Miller was appointed President and Chief Operating Officer of Avis Rent A Car, Inc. - Vehicle Management Services Group, and Kevin M. Sheehan was appointed President of Avis Rent A Car, Inc. - Corporate and Business Affairs.


ITEM 6.      RESIGNATIONS OF REGISTRANT'S DIRECTORS.

             Not applicable

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
             EXHIBITS.

             (c) Exhibits

             Exhibit No.           Exhibit Description
             -----------           -------------------

                99.1 Press Release, dated August 6, 1999, relating to creation of new management positions

ITEM 8.      CHANGE IN FISCAL YEAR.

             Not applicable

ITEM 9.      SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

             Not applicable

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                  AVIS RENT A CAR, INC.

                                  (Registrant)



                                  By: /s/ Kevin M. Sheehan
                                     ----------------------------
                                     Kevin M. Sheehan
                                     President - Corporate and Business Affairs
                                     and Chief Financial Officer



Date:    August 6, 1999

                                 Exhibit Index
                                 -------------

             Exhibit No.           Exhibit Description
             -----------           -------------------

                99.1 Press Release, dated August 6, 1999, relating to creation of new management positions